Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The undersigned hereby consents to the inclusion of information included or incorporated by reference in this Post-Effective Amendment No. 3 to the Registration Statement on Form S-3 (333-196623) of Rex Energy Corporation (the “Company”) with respect to the information from our reports setting forth certain estimates of the oil and gas reserves of the Company and related information as of December 31, 2014, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering. We further consent to the reference to this firm under the heading “Experts” in such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

March 4, 2015